Exhibit 99.1

Friday, July 27, 2012

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR SECOND QUARTER 2012; DECLARES 28 CENT DIVIDEND

Lakeville, Connecticut, July 27, 2012 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”) NYSE MKT: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its second quarter ended June 30, 2012.

Selected second quarter 2012 highlights

Net income available to common shareholders was $1,069,000, or $0.63 per common share, for the quarter ended June 30, 2012 (second quarter 2012), versus $1,167,000, or $0.69 per common share, for the quarter ended March 31, 2012 (first quarter 2012), and $766,000, or $0.45 per common share, for the quarter ended June 30, 2011 (second quarter 2011).

  Earnings per common share decreased $0.06, or 8.7%, to $0.63 versus first quarter 2012, and increased $0.18, or 40.0%, versus second quarter 2011. Second quarter 2012 results included three non-recurring items:
    Pension plan curtailment expense of $341,000 from retiree lump-sum withdrawals.
    Litigation expense of $250,000.
    Securities gain of $267,000 from sale of US Treasury bonds to partially offset the two non-recurring expenses.
  Tax equivalent net interest income decreased $10,000, or 0.2%, versus first quarter 2012, and increased $48,000, or 1.0%, versus second quarter 2011.
  Provision for loan losses was $180,000, unchanged versus first quarter 2012 and down from $350,000 for second quarter 2011. Net loan charge-offs were $138,000, versus $90,000 for first quarter 2012 and $349,000 for second quarter 2011.
  Non-interest income increased $231,000, or 13.9%, versus first quarter 2012 and $660,000, or 53.7%, versus second quarter 2011. Second quarter 2012 included a $267,000 securities gain.
  Non-interest expense increased $526,000, or 11.7%, versus first quarter 2012 and $594,000, or 13.4%, versus second quarter 2011. However, second quarter 2012 included non-recurring expenses aggregating $591,000 consisting of a $341,000 pension plan curtailment expense and a $250,000 litigation expense.
  Preferred stock dividends declined to $48,000, versus $84,000 for first quarter 2012 and $115,000 for second quarter 2011.
  Non-performing assets increased $0.8 million, or 10.6%, to $8.4 million, or 1.4% of total assets, at June 30, 2012 versus March 31, 2012 and decreased $6.6 million versus June 30, 2011. Accruing loans receivable 30-to-89 days past due decreased $1.7 million to $2.5 million, or 0.65% of gross loans receivable, at June 30, 2012 versus March 31, 2012 and increased $1.3 million versus June 30, 2011.

Richard J. Cantele, Jr., President and Chief Executive Officer, stated, “Our second quarter operating results reflect continued year-over-year improvement resulting from top line revenue growth and stable operating expenses. Our second quarter 2012 earnings per share of $0.63 represent a 40.0% increase over second quarter 2011 results. Excluding three non-recurring items, second quarter 2012 earnings were comparable to first quarter 2012, and reflect the continued growth of our core business.”

“The current interest rate environment continues to exert pressure on our net interest margin and competition for quality loans remains intense with highly competitive loan pricing. However, the low interest environment continues to fuel mortgage refinancing activity and facilitated our origination and sale of $12 million of fixed rate mortgage loans during second quarter 2012. While such volume represented a decrease of $4 million from first quarter 2011, it represented an increase of approximately $10 million over second quarter 2012.”

“Past due loans at June 30, 2012 fully reversed the increase reported last quarter. We continue to balance the active administration of our past due loans while supporting our small business and retail customers as they navigate through these ongoing challenging economic times. “We achieved solid revenue growth of Salisbury’s Trust and Wealth Advisory business for the second quarter 2012, which represented an 18% increase over second quarter 2011. We continue to consider our Trust and Wealth Advisory business to be an area of expertise which distinguishes Salisbury from its competition and we look to the continued growth of this business as a future source of non-interest revenue to enhance and diversify our revenue stream.”

Net Interest Income

Tax equivalent net interest income for second quarter 2012 decreased $10,000, or 0.2%, versus first quarter 2012, and increased $48,000, or 1.0%, versus second quarter 2011. Average total interest bearing deposits increased $7.7 million as compared with first quarter 2012 and increased $25.2 million, or 6.9%, as compared with second quarter 2011. Average earning assets increased $10.9 million as compared with first quarter 2012 and increased $30.0 million, or 5.6%, as compared with second quarter 2011. The net interest margin increased 1 basis point versus first quarter 2012 and decreased 3 basis points versus second quarter 2011 to 3.53% for second quarter 2012.

Non-Interest Income

Non-interest income for second quarter 2012 increased $231,000 versus first quarter 2012 and $660,000 versus second quarter 2011. Trust and Wealth Advisory revenues decreased $20,000 versus first quarter 2012 and increased $139,000 versus second quarter 2011. The year-over-year revenue increase results from growth in managed assets and higher estate fees collected in second quarter 2012. Service charges and fees increased $26,000 versus first quarter 2012 and $25,000 versus second quarter 2011. Income from sales and servicing of mortgage loans decreased $30,000 versus first quarter 2012 and increased $204,000 versus second quarter 2011 due to interest rate driven fluctuations in the volume of fixed rate residential mortgage loan sales and mortgage servicing valuations. Mortgage loan sales totaled $12.2 million for second quarter 2012, $16.3 million for first quarter 2012 and $2.4 million for second quarter 2011. Second quarter 2012, first quarter 2012 and second quarter 2011 included mortgage servicing valuation impairment charges of $10,000, $92,000 and $17,000, respectively. Second quarter 2012 securities gain of $267,000 resulted from the sale of $2.5 million of US Treasury bonds to partially offset non-recurring pension curtailment and litigation expenses. Other income consisted of bank owned life insurance income and rental income.

Non-Interest Expense

Non-interest expense for second quarter 2012 increased $526,000 versus first quarter 2012 and $594,000 versus second quarter 2011. Compensation and employee benefits increased $398,000 versus second quarter 2011 due to a second quarter 2012 pension plan curtailment expense of $341,000 from retiree lump-sum withdrawals and changes in staffing levels and mix. Premises and equipment decreased $14,000 versus first quarter 2012 and increased $23,000 versus second quarter 2011. The increase versus second quarter 2011 was due primarily to higher depreciation and increased machine and software maintenance due to replaced and upgraded equipment and software. Such increase was offset slightly by lower building maintenance and repairs and utilities. Data processing increased $16,000 versus first quarter 2012 and $134,000 versus second quarter 2011 due primarily to a vendor rebate in second quarter 2011 and a higher volume of debit card and ATM transactions. Professional fees decreased $10,000 versus first quarter 2012, and increased $3,000 versus second quarter 2011. Collections and OREO increased $245,000 versus first quarter 2012 due primarily to increased litigation expense, up $249,000, and increased $113,000 versus second quarter 2011, due primarily to increased litigation expenses, up $255,000, offset in part by lower foreclosed property expense, down $145,000. Salisbury has no foreclosed property at June 30, 2012. FDIC insurance decreased $9,000 versus first quarter 2012 and decreased $63,000 versus second quarter 2011 due primarily to a change in the basis of assessment effective July 1, 2011 that lowered the overall assessment rate for subsequent periods. Other operating expenses decreased $18,000 versus first quarter 2012 and decreased $19,000 versus second quarter 2011 due primarily to reductions in other administrative and operational expenses.

The effective income tax rates for second quarter 2012, first quarter 2012 and second quarter 2011 were 18.54%, 24.82% and 17.18%, respectively.

Loans

Net loans receivable increased $5.5 million during second quarter 2012 to $377.2 million at June 30, 2012, versus $371.7 million at March 31, 2012, and increased $12.3 million versus $364.9 million at June 30, 2011.

Asset Quality

Non-performing assets increased $0.8 million during second quarter 2012 to $8.4 million, or 1.4% of assets, at June 30, 2012, versus $7.6 million, or 1.3% of assets, at March 31, 2012, and decreased $6.6 million versus $15.0 million, or 2.5% of assets, at June 30, 2011.

The $0.8 million increase in non-performing assets in second quarter 2012 resulted primarily from $1.7 million of loans placed on non-accrual status, offset in part by $0.6 million of loans returned to accrual status, $0.2 million in loan repayments and $0.1 million in loan charge-offs.

Total impaired and potential problem loans increased $0.1 million during second quarter 2012 to $27.8 million, or 7.3% of gross loans receivable, at June 30, 2012, versus $27.7 million, or 7.4% of gross loans receivable, at March 31, 2012, and decreased $4.3 million versus $32.1 million, or 8.7% of gross loans receivable, at June 30, 2011.

Accruing loans past due 30-to-89 days decreased $1.7 million during second quarter 2012 to $2.5 million, or 0.65% of gross loans receivable, at June 30, 2012 due to seasonal factors, versus $4.2 million, or 1.12% of gross loans receivable, at March 31, 2012, and increased $1.3 million versus June 30, 2011.

The provision for loan losses for first and second quarter 2012 was $180,000 each quarter versus $350,000 for second quarter 2011. Net loan charge-offs were $139,000, $90,000 and $349,000, for the respective quarters. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, remained unchanged at 1.10% at June 30, 2012 versus 1.11% at March 31, 2012 and 1.08% at June 30, 2011.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Capital

Both Salisbury and the Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At June 30, 2012 Salisbury’s Tier 1 leverage and total risk-based capital ratios were 9.92% and 16.65%, respectively, and the Bank’s Tier 1 leverage and total risk-based capital ratios were 8.17% and 13.73%, respectively, versus regulatory “well capitalized” minimums of 5.00% and 10.00%, respectively.

At June 30, 2012, Salisbury’s assets totaled $601 million. Book value and tangible book value per common share were $31.44 and $25.09, respectively. Tangible book value excludes goodwill and core deposit intangibles.

In August 2011, Salisbury received $16 million of capital from the U.S. Treasury’s Small Business Lending Fund (the “SBLF”) program and repaid the $8.8 million of capital received in 2009 from the U.S. Treasury’s Capital Purchase Program. The SBLF program was established to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. To date Salisbury has used this capital to increase its portfolio of qualified small business loans by $16.2 million and to augment its regulatory capital ratios.

Second quarter 2012 dividend on Common Shares

The Board of Directors of Salisbury Bancorp, Inc. (NYSE Amex Equities: SAL), the holding company for Salisbury Bank and Trust Company, declared a $0.28 per common share quarterly cash dividend at their July 27, 2012 meeting. The dividend will be paid on August 31, 2012 to shareholders of record as of August 8, 2012.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company; a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ materially from results discussed in the forward-looking statements.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	June 30, 2012	December 31, 2011
ASSETS
Cash and due from banks	$ 6,917	$ 4,829
Interest bearing demand deposits with other banks	37,058	32,057
Total cash and cash equivalents	43,975	36,886
Securities
Available-for-sale at fair value	135,662	155,794
Held-to-maturity at amortized cost (fair value: $- and $52)	-	50
Federal Home Loan Bank of Boston stock at cost	5,747	6,032
Loans held-for-sale	3,155	948
Loans receivable, net (allowance for loan losses: $4,208 and $4,076)	377,212	370,766
Other real estate owned	-	2,744
Bank premises and equipment, net	11,725	12,023
Goodwill	9,829	9,829
Intangible assets (net of accumulated amortization: $1,635 and $1,523)	909	1,020
Accrued interest receivable	2,652	2,126
Cash surrender value of life insurance policies	7,172	7,037
Deferred taxes	367	829
Other assets	2,452	3,200
Total Assets	$ 600,857	$ 609,284
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$ 87,615	$ 82,202
Demand (interest bearing)	62,728	66,332
Money market	130,976	124,566
Savings and other	97,147	94,503
Certificates of deposit	99,444	103,703
Total deposits	477,910	471,306
Repurchase agreements	6,181	12,148
Federal Home Loan Bank of Boston advances	42,801	54,615
Accrued interest and other liabilities	4,839	4,353
Total Liabilities	531,731	542,422
Commitments and contingencies	-	-
Shareholders' Equity
Preferred stock - $.01 per share par value
Authorized: 25,000; Issued: 16,000 (Series B);
Liquidation preference: $1,000 per share	16,000	16,000
Common stock - $.10 per share par value
Authorized: 3,000,000;
Issued: 1,689,691 and 1,688,731	169	169
Paid-in capital	13,158	13,134
Retained earnings	39,554	38,264
Accumulated other comprehensive income (loss), net	245	(705)
Total Shareholders' Equity	69,126	66,862
Total Liabilities and Shareholders' Equity	$ 600,857	$ 609,284

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended June 30,	Three months ended		Six months ended
(in thousands, except per share amounts)	2012	2011	2012	2011
Interest and dividend income
Interest and fees on loans	$ 4,583	$ 4,695	$ 9,178	$ 9,359
Interest on debt securities
Taxable	659	733	1,375	1,516
Tax exempt	510	554	1,044	1,108
Other interest and dividends	14	38	27	75
Total interest and dividend income	5,766	6,020	11,624	12,058
Interest expense
Deposits	623	829	1,290	1,700
Repurchase agreements	6	12	19	27
Federal Home Loan Bank of Boston advances	451	562	946	1,207
Total interest expense	1,080	1,403	2,255	2,934
Net interest income	4,686	4,617	9,369	9,124
Provision for loan losses	180	350	360	680
Net interest and dividend income after provision for loan losses	4,506	4,267	9,009	8,444
Non-interest income
Trust and wealth advisory	735	596	1,490	1,263
Service charges and fees	547	522	1,068	1,022
Gains on sales of mortgage loans, net	263	59	635	192
Mortgage servicing, net	(5)	(5)	(89)	26
Gains on securities, net	267	-	279	11
Other	83	58	166	117
Total non-interest income	1,890	1,230	3,549	2,631
Non-interest expense
Salaries	1,748	1,657	3,458	3,386
Employee benefits⁽¹⁾	957	650	1,647	1,283
Premises and equipment	591	568	1,196	1,151
Data processing	418	285	821	662
Professional fees	303	300	616	577
Collections and OREO⁽²⁾	356	243	467	367
FDIC insurance	119	182	247	405
Marketing and community support	87	92	175	160
Amortization of intangibles	56	56	111	111
Other	391	399	788	754
Total non-interest expense	5,026	4,432	9,526	8,856
Income before income taxes	1,370	1,065	3,032	2,219
Income tax provision	254	183	666	394
Net income	$ 1,116	$ 882	$ 2,366	$ 1,825
Net income available to common shareholders	$ 1,069	$ 766	$ 2,234	$ 1,594

Basic and diluted earnings per common share	$ 0.63	$ 0.45	$ 1.32	$ 0.94
Common dividends per share	0.28	0.28	0.56	0.56

(1) Included pension plan curtailment expense of $341,000 for the three and six month periods ended June 30, 2012.

(2) Included litigation expense of $294,000 and $340,000, respectively, for the three and six month periods ended June 30, 2012.

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the three month periods ended
(in thousands, except per share amounts and ratios)	Q2 2012	Q1 2012	Q4 2011	Q3 2011	Q2 2011
Total assets	$600,857	$598,950	$609,284	$618,958	$588,315
Loans receivable, net	377,212	371,709	370,766	362,879	364,854
Total securities	141,409	151,666	161,876	157,162	145,492
Deposits	477,910	472,686	471,306	478,591	459,029
FHLBB advances	42,801	43,207	54,615	55,033	55,460
Shareholders’ equity	69,126	68,067	66,862	67,387	58,109
Wealth assets under management	372,506	377,259	360,700	332,400	357,200
Non-performing loans	8,409	7,606	8,076	13,911	14,563
Non-performing assets	8,409	7,606	10,820	13,948	15,015
Accruing loans past due 30-89 days	2,459	4,180	2,460	2,398	1,203
Net interest and dividend income	4,687	4,683	4,738	4,623	4,617
Net interest and dividend income, tax equivalent	4,923	4,933	4,993	4,882	4,875
Provision for loan losses	180	180	580	180	350
Non-interest income	1,890	1,659	1,691	1,334	1,230
Non-interest expense	5,026	4,500	4,249	4,535	4,432
Income before income taxes	1,370	1,661	1,600	1,243	1,065
Income tax provision	254	412	352	204	183
Net income	1,116	1,250	1,248	1,039	882
Net income available to common shareholders	1,069	1,167	1,184	810	766

Per share data
Basic and diluted earnings per common share	$ 0.63	$ 0.69	$ 0.70	$ 0.48	$ 0.45
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	31.44	30.83	30.12	30.43	29.23
Tangible book value per common share - Non-GAAP⁽¹⁾	25.09	24.44	23.69	23.97	22.74

Weighted average equivalent common shares outstanding, diluted	1,689	1,689	1,689	1,689	1,689
Common shares outstanding at end of period	1,690	1,689	1,689	1,689	1,689

Profitability ratios
Net interest margin (tax equivalent)	3.53%	3.52%	3.49%	3.43%	3.56%
Efficiency ratio⁽²⁾	66.99	67.17	62.83	70.93	69.43
Non-interest income to operating revenue	25.73	26.02	26.30	22.39	21.04
Effective income tax rate	18.54	24.82	21.99	16.43	17.18
Return on average assets	0.72	0.78	0.77	0.57	0.53
Return on average common shareholders’ equity	8.06	9.05	9.21	6.61	6.38

Credit quality ratios
Net charge-offs to average loans receivable, gross	0.15%	0.10%	0.57%	0.14%	0.38%
Non-performing loans to loans receivable, gross	2.21	2.03	2.16	3.80	3.96
Accruing loans past due 30-89 days to loans receivable, gross	0.64	1.11	0.66	0.65	0.33
Allowance for loan losses to loans receivable, gross	1.10	1.11	1.09	1.10	1.08
Allowance for loan losses to non-performing loans	50.04	54.77	50.47	28.95	27.32
Non-performing assets to total assets	1.40	1.27	1.78	2.25	2.55

Capital ratios
Common shareholders' equity to assets	8.84%	8.69%	8.35%	8.30%	8.39%
Tangible common shareholders' equity to assets - Non-GAAP⁽¹⁾	7.18	7.02	6.69	6.66	6.65
Tier 1 leverage capital	9.92	9.69	9.45	9.49	8.45
Total risk-based capital	16.65	16.34	15.97	15.98	13.93

(1) Refer to schedule labeled “Supplemental Information - Non-GAAP Financial Measures.”

(2) Calculated using SNL’s methodology: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and nonrecurring pension plan curtailment and litigation expenses.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q2 2012	Q1 2012	Q4 2011	Q3 2011	Q2 2011
Shareholders' Equity	$ 69,126	$ 68,067	$ 66,862	$ 67,387	$ 58,109
Less: Preferred Stock	(16,000)	(16,000)	(16,000)	(16,000)	(8,749)
Common Shareholders' Equity	53,126	52,067	50,862	51,387	49,360
Less: Goodwill	(9,829)	(9,829)	(9,829)	(9,829)	(9,829)
Less: Intangible assets	(909)	(964)	(1,020)	(1,075)	(1,131)
Tangible Common Shareholders' Equity	$ 42,388	$ 41,273	$ 40,013	$ 40,483	$ 38,400
Total Assets	$600,857	$598,950	$ 609,284	$618,958	$588,315
Less: Goodwill	(9,829)	(9,829)	(9,829)	(9,829)	(9,829)
Less: Intangible assets	(909)	(964)	(1,020)	(1,075)	(1,131)
Tangible Total Assets	$590,119	$588,156	$ 598,435	$608,054	$577,355
Common Shares outstanding	1,690	1,689	1,689	1,689	1,689

Book value per Common Share – GAAP	$ 31.44	$ 30.83	$ 30.12	$ 30.43	$ 29.23
Tangible book value per Common Share - Non-GAAP	25.09	24.44	23.69	23.97	22.74

Common Equity to Assets – GAAP	8.84%	8.69%	8.35%	8.30%	8.39%
Tangible Common Equity to Assets – Non-GAAP	7.18	7.02	6.69	6.66	6.65

Non-interest expense	$ 5,026	$ 4,500	$ 4,249	$ 4,534	$ 4,432
Less: Amortization of core deposit intangibles	(56)	(56)	(56)	(56)	(55)
Less: Foreclosed property expense	7	(24)	7	(70)	(138)
Less: Nonrecurring expenses
Pension plan curtailment	(341)	-	-	-	-
Litigation	(250)	-	-	-	-
Operating Expenses	$ 4,386	$ 4,420	$ 4,200	$ 4,408	$ 4,239
Net interest and dividend income, tax equivalent	$ 4,923	$ 4,933	$ 4,993	$ 4,882	$ 4,875
Non-interest income	1,890	1,659	1,691	1,334	1,230
Less: Gains on securities, net	(267)	(12)	-	-	-
Operating Revenue	$ 6,546	$ 6,580	$ 6,684	$ 6,216	$ 6,105
Efficiency Ratio	66.99%	67.17%	62.83%	70.93%	69.43%